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                                                                    Exhibit 5.1

                   [Anfield Sujir Kennedy & Durno Letterhead]

June 3, 2005

BPI Industries Inc.
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139


Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

         BPI Industries Inc. (the "Company") is filing with the U.S. Securities and Exchange Commission on or about the date hereof a Registration Statement on Form S-1 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of the offer and sale by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of 16,595,200 shares of common stock, without par value, of the Company (the "Common Stock"), which includes 6,223,200 common shares issuable upon due exercise of certain outstanding share purchase warrants (the "Warrant Shares").

         Item 601 of Regulation S-K requires that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to the Registration Statement. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

         In rendering this opinion, we have examined the Company's articles of incorporation, as in effect as of the date hereof, and such other records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that the currently outstanding 10,372,000 shares forming part of the Common Stock have been legally issued and are fully paid and non-assessable common shares, and that the Warrant Shares will, upon receipt by the Company of the full exercise price therefore in accordance with the provisions of the Warrants, be issued as fully paid and non-assessable common shares.

         We are solicitors qualified to practice law in the Province of British Columbia and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof. The opinion set forth herein is as of the date hereof. We assume no obligation to advise you of any changes that may hereafter be brought to our attention. Subject to the qualifications set out above, our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation or rule that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

         Our opinion is intended solely for the benefit of the Company, pursuant to requirements of Item 601 of Regulation S-K, in connection with the Registration Statement, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading "Legal Matters" in the Registration Statement.


Yours Truly,


/s/ Anfield Sujir Kennedy & Durno